Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Advanced Environmental Recycling Technologies, Inc. Registration Statements on Form S-3 (No. 333-42555), Form S-3 (No. 333-93763) and Form S-8 (No. 333-120604) of our report dated March 16, 2007 relating to our audits of the financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
Our report dated March 16, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting as of December 31, 2006, expressed an opinion that management’s assessment that Advanced Environmental Recycling Technologies, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, our report expressed an opinion that Advanced Environmental Recycling Technologies, Inc. had not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by COSO.
Fayetteville, Arkansas
March 16, 2007